Exhibit 10.1

Dear [Employee First and Last Name]

Due to recent developments including the many uncertainties facing the business in 2023, following discussion with the Board of Directors, it has been determined that certain adjustments will be made to the 2023 short term incentive plan, also sometimes referred to as the Global Bonus Plan (2023 STIP) and long-term incentive plan (2023 LTIP). The terms of these adjustments are described in this letter agreement (the Agreement), which will supersede the communication you have already received regarding your 2023 STIP and/or 2023 LTIP award.

Your 2023 STIP and 2023 LTIP will be replaced with a cash-based Key Employee Incentive Plan (“KEIP”). Your target award under the KEIP will be an amount equal to the sum of 100% of your 2023 STIP target bonus opportunity plus 60% of your target 2023 LTIP award value. The LTIP award value is discounted to take into account among other things the fact that the award is changing from a long-term incentive to a short-term incentive with the vesting period changing from a three-year period to a one-year period.

Your FY2023 KEIP target will be [ ● ]% of your base salary, subject to modification by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “HRCC”) as described below.

As the KEIP described above is in lieu of, and not in addition to, the 2023 STIP and 2023 LTIP previously communicated to you, by signing and accepting this Agreement, you acknowledge and agree that, in consideration for your 2023 KEIP award, you forfeit your original 2023 STIP and 2023 LTIP awards and waive any rights you may have to such awards from Mallinckrodt plc (the “Company”) and/or its subsidiaries (collectively “Mallinckrodt”).

In order to be eligible for the 2023 KEIP you must sign and return this Agreement to Natalie Dietz, Senior Director Compensation – Total Awards, at Natalie.Dietz@mnk.com by June, 30 2023. Your 2023 LTI award will later be canceled in your Fidelity account.

The KEIP is overseen by the HRCC. The HRCC shall make all determinations and interpretations under the KEIP and its decisions shall be binding and final on all participants.

Company Performance Measures

The funding level of the KEIP will be based on the Company’s performance against the performance measures detailed below. These are the same performance measures that were set for the 2023 STIP in the beginning of the year but may be modified by the HRCC as described below. Company performance will be the only measure considered to determine KEIP award calculations. There will not be consideration of individual performance in the payout calculations in FY23.

Performance Measure	Weighting
Adjusted EBITDA	50%
Adjusted Free Cash Flow	50%

Performance and Pay-out Periods

Instead of an annual performance period, the FY23 KEIP will have two separate performance periods and two separate payouts: December 31, 2022 through June 30, 2023 (“First Half”) and July 1, 2023 through December 29, 2023 (“Second Half”). Upon completion of each performance period, the Company’s actual performance on the above performance measures will determine the funding level of KEIP bonus awards for each performance period.

For U.S. based employees, the First Half payouts are expected to be paid by July 7, 2023, and Second Half payouts are expected to be paid by April 30, 2024, subject in each case to your continued employment in good standing with Mallinckrodt through the applicable payment date except as otherwise provided in Exhibit A attached hereto. The timing of the payments for international employees will be around the same time but will vary based on local payroll schedules.

The First Half payment will be paid out after the conclusion of the First Half period, based on preliminary performance as determined by the HRCC. If final performance differs from the First Half payment (i.e., above or below target), any required upwards or downwards adjustments will be applied to the Second Half payment.

The Second Half payment will be paid out after results have been finalized following the close of the Second Half performance period.

The payment opportunity for each performance period will be weighted as follows:

First Half = 50% of annual KEIP target

Second Half = 50% of annual KEIP target

It is important to note that goals for each of the two performance periods are set within a performance range, and as a result actual performance for each of the two performance periods could deliver an award between 0 and 150% of your KEIP target, subject to modification by the HRCC as described herein. Furthermore, the KEIP is additive, meaning that performance for each measure will be determined independently; however, if one metric measures below threshold performance then the payout on the other metric (assuming threshold or higher performance) is capped at target.

As ongoing discussions with our lenders and financial stakeholders continue, the Company may choose to modify your KEIP target and the range of the performance measures. If modified, your target award under the KEIP will be an amount equal to the sum of 100% of your 2023 STIP target bonus opportunity plus 70% of your target 2023 LTIP award value, instead of 60%, and the actual performance for each of the two performance periods could deliver an award between 0 and 200% of your KEIP target, instead of 0 and 150%. If such modifications are approved, adjustments will be applied to both the First Half payment and Second Half payment, with any such upwards adjustment (true-up) for the First half payment being reflected in and paid together with the Second Half payment.

Please note that the changes described above only apply to the Executive Committee and Band 2 employees eligible to participate in the 2023 STIP and who were granted an equity-based 2023 LTIP award. All other participants in the 2023 STIP and/or 2023 LTIP will remain on the existing program(s).

For additional information regarding the FY23 KEIP, please see Exhibit A attached hereto.

This Agreement does not confer upon you any right to continue in the employment of Mallinckrodt for any period or interfere with or otherwise restrict in any way the rights of your employer or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

This Agreement will in all respects be governed by and construed in accordance with, the laws of the State of [ ● ], without reference to conflicts of law principles thereunder. Any litigation arising out of this Agreement shall be brought exclusively in the federal or state courts of New Jersey, to which jurisdiction you and the Company hereby submit with respect to litigation arising out of this Agreement, and both you and the Company hereby knowingly and willingly waive their rights to a jury trial in any such litigation.

Thank you for your dedication and commitment to our business, patients and our customers.

In case you have any questions please reach out to Henriette Nielsen, EVP and Business Transformation.

Very truly yours,

Agreed and Accepted

Date

Eligibility

To be eligible for a 2023 KEIP performance period award, you must be employed and in good standing on the date of the award payout except as otherwise provided in Exhibit A attached hereto. You must also have followed all Mallinckrodt’s Policies. The KEIP is discretionary in nature and may be amended or terminated by Mallinckrodt at any time. All decisions with respect to any component of the KEIP including the decision to pay an award and the amount of an award given to any employee will be at Mallinckrodt’s sole discretion.

Exhibit A

[See attached]

Exhibit A

Receiving Your FY2023 KEIP Awards Band

In order to receive KEIP awards for each performance period of the FY23 KEIP, you must be an active employee in good standing at the time the KEIP awards are paid, except as explicitly stated herein. KEIP awards are not deemed earned until the payment date. The below mentioned Individual Performance Requirements need to be met in order to receive any KEIP award. The chart below outlines how a change in your employment status may affect your eligibility for an award and/or the amount of award you may receive.

First Half (December 31, 2022 - June 30, 2023) and Second Half (July 1, 2023 - December 29, 2023)

Change in Employment Status	How the KEIP Award is Affected
Newly Hired	Your First Half KEIP award will be prorated based on your employment date if you are hired during the FY23 First Half period.
Salary Change	The KEIP award for non-U.S. and U.S. exempt employees is calculated using your base salary and currency in effect on the last day of the First Half performance period for the First Half payment and the last day of the Second Half performance period for the Second Half payment.
KEIP Target Change	Your KEIP award will be calculated using a prorated KEIP target based upon the effective date of the change. The salary used to calculate the KEIP award will not be prorated.
Leave of Absence	For U.S. employees on a leave of absence beyond 90 days in FY23, exempt employees will have their KEIP award(s) reduced by the number of days beyond 90 days. Outside of the U.S., local laws will apply.
Involuntary Termination Without Cause	A prorated KEIP award may be paid based on your last date of employment during the FY23 period (unless otherwise specified by the Company in writing, e.g. in an applicable severance program or agreement). The prorated KEIP award will be conditioned upon your execution of a separation and release agreement at the discretion of the Company, subject to applicable country specific legal requirements. The KEIP award will be prorated based on the number of days you are employed during the applicable performance period and calculated at 100% of your KEIP target with “at target” performance and paid as soon as administratively possible following the execution of the required separation agreement and release. To the extent your involuntary termination of employment without cause occurs during the Second Half performance period and you are entitled to an adjustment of your First Half payment, such adjustment will be reflected in the amount of the prorated Second Half payment you receive. If a downward adjustment of your First Half payment results in you owing any amount to the Company, you will be responsible for paying back to the Company such amount.
Voluntary Termination or Involuntary Termination for Cause	No KEIP award will be paid. You must be an active employee in good standing at the time KEIP awards are paid in order to receive an award.
Retirement	No KEIP award will be paid. You must be an active employee in good standing at the time KEIP awards are paid in order to receive an award.
Termination Due to Death or Disability	If you were eligible to earn a KEIP award, your KEIP award will be prorated based on the number of days you are employed during the applicable performance period and calculated at 100% of your KEIP target with “at target” performance and paid as soon as administratively possible. In the case of death, payment will made to the employee’s estate.
Termination in Connection with a Divestiture (asset or stock sale of a portion of the Company; not a “Change in Control” as defined in the Mallinckrodt Pharmaceuticals Stock and Incentive Plan or employment agreements)	If you are offered and accept employment with the buyer or successor employer; and you do not terminate your employment prior to the closing date of the divestiture (or such later date as provided specifically in the applicable transaction or related agreement(s)) or if you are not offered employment with the buyer or successor employer and you remain employed by Mallinckrodt through your identified termination date due to Divestiture, then you will have the same eligibility for a prorated KEIP award as set forth in the section above entitled Involuntary Termination Without Cause. If you are offered similar employment with the buyer or successor employer on similar terms and conditions as your existing employment with Mallinckrodt, but do not accept such employment, you will not be entitled to a KEIP award payment upon or following your termination from Mallinckrodt.

Important Information

Individual Performance Requirements

Not successfully meeting the criteria below may impact your KEIP award:

•	Adherence to applicable laws, the Company Code of Conduct, policies, procedures and guidelines, which constitutes no documented violations of the aforementioned items.

•	Successfully completing all assigned Compliance, CIA Covered Functions, or other Company required training on a timely basis.

•	Satisfactory job performance with no significant misconduct or performance-related issues.

Significant Misconduct: Any employee found to have violated a law or regulation or a significant, non-minor violation of the Code of Conduct or any other Company policy (“Significant Misconduct”) will be ineligible to receive a KEIP award for a two-year period from the date of such determination. In addition, if an employee is found to have engaged in Significant Misconduct and a KEIP award has been granted but not yet paid, the KEIP award must be suspended for the current FY23 period and must be rescinded for any prior fiscal year period in which such violations occurred or were discovered. To the extent a KEIP award was already paid, the KEIP award is subject to recoupment if not promptly repaid by the employee. If the KEIP award was deferred at the time of payment, the deferred payment subject to recoupment may be forfeited.

The KEIP is designed to properly motivate our employees, to act in a compliant and professional manner. The Company expects our employees to have zero-tolerance for any improper marketing, promotion, or selling of Company products, including the promotion of our products to inappropriate prescribers or for uses not approved by the Food and Drug Administration (FDA).

All KEIP provisions are subject to local-country laws and statutory requirements. The KEIP is not a plan covered by the Employee Retirement Income Security Act (ERISA). The KEIP is discretionary in nature and may be amended or terminated by the Company at any time, including after the end of the fiscal year and prior to payment, with or without payment of any amount under the KEIP. All decisions with respect to any component of the KEIP including the decision to award a KEIP payment and the amount of a KEIP payment given to any employee or group of employees will be at the sole discretion of the Human Resources Compensation Committee (HRCC). Your participation in the KEIP shall not create a right to further employment with the Company and shall not interfere with the Company’s ability to terminate your employment relationship at any time, with or without cause. KEIP benefits are not part of normal or expected compensation or salary for any purposes including, but not limited to, calculating any termination, severance, redundancy, resignation, end-of-service payments, bonuses, future incentive awards, long-service awards, pension or retirement benefits, life or accident insurance benefits, or similar payments.

By participating in the KEIP, each employee agrees that if a court of proper jurisdiction determines that the employee: (a) knowingly participated in any criminal misconduct in connection with employment with the Company or (b) was aware, other than from public information, of acts or omissions of another person in connection with the Company’s commercial practices in selling opioids that the employee knew at the time were fraudulent or criminal and that the employee failed to report to the Company or to law enforcement, then that employee will forfeit any rights to payment under the KEIP and, if requested by the Company, will repay all amounts paid to the employee under the KEIP. If an employee is required to repay any such amounts, that employee agrees to do so no later than sixty (60) days after the Company notifies the employee of the same. By accepting participation in the KEIP, each employee agrees and authorizes the Company to deduct, to the maximum extent permitted under applicable law, the amount of such obligation from any other compensation owed to said employee, including for example from salary, expense reimbursements and any severance or other payments the employee may be owed. If the Company initiates legal action to enforce such repayment obligation and recovers any amount as a result of such legal action, the employee agrees to pay the Company its reasonable attorney’s fees and costs incurred in enforcing said repayment obligation.

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